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                                                                    EXHIBIT 99.3


                                 April 12, 1999



                 [Letterhead of William Blair & Company, L.L.C.]




                   Consent of William Blair & Company, L.L.C.


                            ------------------------

         We hereby consent to the use of our opinion letter dated March 26, 1999 to the Board of Directors of Juno Lighting, Inc. ("Juno") included as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Jupiter Acquisiton Corp., a wholly owned subsidiary of Fremont Investors I, LLC, with Juno and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary-- "The Recapitalization and Merger," "The Recapitalization and Merger--Background of the Recapitalization and Merger," "The Recapitalization and Merger--Reasons for the Recapitalization and Merger; Recommendation of the Board of Directors" and "The Recapitalization and Merger--Opinion of Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     /s/ William Blair & Company

                                                     WILLIAM BLAIR & COMPANY